Exhibit 3.3

UAP HOLDING CORP.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF SERIES A REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation

Law of the State of Delaware.)

UAP HOLDING CORP., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the board of directors of the Company (the “Board”) by the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board, pursuant to a unanimous written consent dated as of the Closing Date, 2003, adopted the following resolutions authorizing the issuance of Series A Redeemable Preferred Stock of the Company, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Bylaws of the Company:

RESOLVED, that pursuant to authority vested in the Board by the Certificate of Incorporation, the Board does hereby establish a series of preferred stock of the Company from the Company’s authorized class of 200,000 shares of $.001 par value preferred shares (“Preferred Stock”), such series to consist of 175,000 shares, which number may be decreased (but not below the number of shares thereof then outstanding) from time to time by the Board, and to the extent that the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of that series are not stated and expressed in the Certificate of Incorporation, does hereby fix and state the voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as follows:

1. Definitions. Unless otherwise specified herein, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Apollo” shall mean, collectively, Apollo Management V, L.P., a Delaware limited partnership, and each investment fund managed, operated, controlled by or affiliated with Apollo Management V, L.P.

“Apollo Group” shall mean (i) Apollo, (ii) the Apollo Holders, (iii) any Affiliate of Apollo (including the Apollo Holders) and (iv) any Person with whom Apollo or any Apollo Holder may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.

“Apollo Holders” shall mean Apollo and any other partnership or entity affiliated with or managed by Apollo to which Apollo assigns any of their respective interests in or to the Preferred Stock.

“Available Assets” shall have the meaning set forth in Section 4(a).

“Change of Control” shall be deemed to have occurred (i) at any time after the consummation of an initial public offering of Common Stock of the Company under the Securities Act of 1933, as amended, if, at such time, any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), other than any member of the Apollo Group, shall directly or indirectly acquire more than 30% of the voting power of the Common Stock (on a fully-diluted basis) of the Company, (ii) at any time prior to the consummation of an initial public offering of Common Stock of the Company under the Securities Act of 1933, as amended, if, at such time, any person (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended), other than any member of the Apollo Group, shall directly or indirectly acquire more than 50% of the voting power of the Common Stock (on a fully-diluted basis) of the Company, (iii) upon consummation of a merger or consolidation of the Company into or with another corporation in which the shareholders of the Company immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving corporation (or the parent corporation of the surviving corporation where the surviving corporation is wholly-owned by the parent corporation) immediately following the consummation of such transaction, (iv) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company or by (v) any change of control (or similar event, however denominated) with respect to the Company shall occur under and as defined in any indenture or agreement to which the Company or any of its subsidiaries is a party with respect to indebtedness for borrowed money in the excess of the aggregate principal amount of $100 million.

“Change of Control Notice” shall have the meaning set forth in Section 5(a)(ii).

“Change of Control Redemption Amount” shall have the meaning set forth in Section 5(a)(i).

“Closing Date” shall mean November 24, 2003.

“Common Stock” shall mean shares the shares of the Company’s common stock, par value $0.001 per share.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” shall mean the Delaware General Corporation Law.

“Dividend Payment Date” shall mean June 30 and December 31 of each year during the Dividend Payment Period.

“Dividend Payment Period” shall mean the period from, and including, the Closing Date to, and including, the Maturity Date.

“Dividend Period” shall mean the period from, and including, the Closing Date, to, but not including, the first Dividend Payment Date and thereafter, each semi-annual period, including any Dividend Payment Date to, but not including, the next Dividend Payment Date.

“Dividend Rate” shall mean (i) until the fifth anniversary of the Closing Date, 8.0% per annum; (ii) from the fifth anniversary of the Closing Date to, but not including, the sixth anniversary of the Closing Date, 9.0% per annum; and (iii) from the sixth anniversary of the Closing Date and thereafter, 10.0% per annum. Dividends will accrue on a daily basis assuming a 360-day year.

“Face Amount” shall mean (i) with respect to each share of Series A Preferred Stock, $1,000, and (ii) with respect to any other series of Preferred Stock, the face amount as set forth in the certificate of designations, voting rights, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions, in each case as such amount may be proportionately adjusted to reflect any combination, consolidation, reclassification or like adjustment.

“Issue Date” shall mean, with respect to any shares of Series A Preferred Stock, the date such shares of Series A Preferred Stock are issued.

“Liquidation Event” shall mean a liquidation or winding up of the Company in a single transaction or series of transactions.

“Liquidation Preference Amount” shall have the meaning set forth in Section 4(a).

“Maturity Date” shall mean the eleventh anniversary of the Closing Date unless the Company consummates an offering being contemplated on the Closing Date of up to $175,000,000 of debt securities pursuant to Rule 144A or registered offering under the Securities Act of 1933, as amended, at any time within one year after the Closing Date, in which case the Maturity Date will be the one year anniversary of the maturity date of such debt securities.

“Person” shall be construed broadly and means any natural person, firm, corporation, partnership, limited liability company, association, trust or other entity.

“Record Date” shall have the meaning set forth in Section 3(b).

“Redemption Date” shall have the meaning set forth in Section 5(e)(i).

“Redemption Notice” shall have the meaning set forth in Section 5(e)(i).

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

2. Designation of Series; Issuance, Face Amount and Rank. This series of preferred stock is hereby designated “Series A Redeemable Preferred Stock” (hereinafter the “Series A Preferred Stock”), and the number of shares which shall constitute such series shall be 175,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board. The shares of Series A Preferred Stock shall be issued by the Company for their Face Amount (as herein defined), in such amounts, at such times and to such

Persons as shall be specified by the Board, from time to time. The shares of Series A Preferred Stock shall rank prior to the shares of the Company’s common stock, and any other class of stock of the Company ranking junior to the Series A Preferred Stock with respect to dividends, liquidation, dissolution, and winding up of the Company.

3. Dividends.

(a) On each Dividend Payment Date, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available therefor, with respect to each share of Series A Preferred Stock, preferred dividends in an amount equal to the product of (i) the Face Amount thereof multiplied by (ii) 50% of the Dividend Rate. Dividends shall be paid, at the option of the Company, either in cash or by delivering to the record holders of Series A Preferred Stock additional shares of Series A Preferred Stock (and fractional shares to the extent applicable) having an aggregate Face Amount equal to the amount of the dividend to be paid on such Dividend Payment Date. Any additional shares of Series A Preferred Stock issued pursuant to this paragraph shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of Series A Preferred Stock originally issued hereunder.

(b) Prior to each Record Date immediately preceding each Dividend Payment Date, the Board shall declare dividends on the Series A Preferred Stock in accordance with Section 3(a) above, payable on the next Dividend Payment Date. Dividends on each such share shall accrue and be cumulative from the later of (i) the Closing Date and (ii) the date of issuance of such shares, notwithstanding the failure of the Board to declare and/or pay dividends with respect to any Dividend Period. For any Dividend Period in which dividends are not paid in full on the Dividend Payment Date immediately following the end of such Dividend Period, then on such Dividend Payment Date, such accrued and unpaid dividends shall be added (solely for the purpose of calculating dividends or the redemption amount payable on a Change of Control on the Series A Preferred Stock) to the Face Amount of the Series A Preferred Stock effective at the beginning of the Dividend Periods following the Dividend Period as to which dividends were not paid, until such accrued and unpaid dividends have been paid in full. Dividends shall be payable in arrears during the Dividend Payment Period on each Dividend Payment Date, commencing on the first Dividend Payment Date subsequent to the Closing Date, and for shares issued as dividends, commencing on the first Dividend Payment Date after such shares are issued. If any Dividend Payment Date occurs on a day that is not a business day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding business day. Dividends shall be paid on each Dividend Payment Date to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Company on the date immediately preceding such Dividend Payment Date (the “Record Date”). Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to the holders of record on the Record Dates applicable to such past Dividend Periods.

(c) In the event that full dividends, in cash or property, if declared, are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and funds or property available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all holders of Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(d) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Company at such time if such declaration or payment shall be restricted or prohibited by law.

(e) So long as any shares of the Series A Preferred Stock are outstanding, no dividend shall be declared or paid or set apart for payment or other distribution declared or made upon any equity securities issued by the Company or its non-wholly owned subsidiaries ranking junior to, or pari passu with, the Series A Preferred Stock for any period, nor shall any equity securities issued by the Company or its non-wholly owned subsidiaries ranking junior to, or pari passu with, the Series A Preferred Stock be purchased, redeemed, retired or otherwise acquired by the Company or any of its subsidiaries, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any such securities, unless, in each of the foregoing situations, the Company has paid or set apart for payment all accrued and unpaid dividends on the Series A Preferred Stock and unless, in the case of non-wholly owned subsidiaries of the Company, if the applicable declaration, payment, dividend, distribution, purchase, redemption or other acquisition is made, or any sinking fund is established, with respect to any or all of the outstanding series or classes of equity securities of such subsidiary, it shall have been made or established on a pro rata basis to or for the benefit of all equity holders of such subsidiary holding such series or classes.

4. Liquidation Preference.

(a) General. Upon a Liquidation Event, the holders of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings (“Available Assets”), an amount equal to the Face Amount plus an amount equal to all accrued and unpaid dividends on each share, if any (in the aggregate, the “Liquidation Preference Amount”) before any distribution is made on any other class of stock of the Company ranking junior to the Series A Preferred Stock with respect to a liquidation or winding up of the Company, including the common stock of the Company. If upon a Liquidation Event, the Available Assets shall be insufficient to pay the holders of the Preferred Stock the full Liquidation Preference Amount, the holders of the Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The Liquidation Preference Amount shall be paid to the holders of Series A Preferred Stock in cash. In the event of any Liquidation Event, after payment shall have been made to the holders of shares of Preferred Stock, or deposited into a segregated account for the benefit of such holders, in the full amount to which they are entitled, the holders of shares of capital stock ranking junior to the Preferred Stock upon a Liquidation Event shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its stockholders.

(b) Notice Required. Written notice of any voluntary or involuntary Liquidation Event, stating the payment date and the place where the distributable amount shall be payable, shall be given by mail, postage prepaid, not less than 15 days prior to the Liquidation Event stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall then appear on the books of the Company.

5. Redemption Rights.

(a) Redemption Upon Change of Control.

(i) Generally. In the event of any Change of Control, each holder of Series A Preferred Stock shall have the right, at such holder’s election as set forth below, to receive on the date the Change of Control occurs in respect of each share owned by such holder a sum equal to (i) the then applicable Face Amount multiplied by 1.01 plus (ii) all accrued and unpaid dividends on each such share (the “Change of Control Redemption Amount”).

(ii) Change of Control Notice Obligation. The Company shall notify each holder of record of shares of Series A Preferred Stock in writing at least 20 days before any Change of Control setting forth a description of the nature of the Change of Control, the date at which such Change of Control is anticipated to take place, state if the Company will elect to redeem the Series A Preferred Stock and, if not, then state that the holders may elect to have their shares of Series A Preferred Stock redeemed as set forth below, the place or places where such shares are to be surrendered in the event redemption is elected, and the statement that dividends on shares to be redeemed will cease to accrue on the date the redemption occurs in accordance with this Section 5. No defect in any such notice to any holder of Series A Preferred Stock shall affect the validity of the proceedings for the redemption of any other shares of such Series A Preferred Stock. Such notice shall be deemed to be a “Change of Control Notice”.

(iii) Holder’s Election. Within 15 days after receipt of the Change of Control Notice, each holder shall notify the Company in writing whether or not such holder will require such holder’s shares of Series A Preferred Stock to be redeemed by the Company pursuant to this Section 5(a). If a holder does not timely notify the Company in writing pursuant to the previous sentence, such holder will be deemed to have waived its right to require such holder’s shares of Series A Preferred Stock to be redeemed by the Company pursuant to this Section; provided, however, that such waiver shall only apply to the Change of Control relating to the relevant Change of Control Notice, and not any subsequent Change of Control or Change of Control Notice.

(iv) Company’s Election Upon Change of Control. In the event of any Change of Control, the Company or its designee may redeem on the date the Change of Control occurs out of funds legally available therefor all (but not less than all) of the shares of Series A Preferred Stock. Each holder of shares of Series A Preferred Stock shall have the right to receive the Change of Control Redemption Amount in respect of each share owned by such holder.

(b) Redemption Upon Apollo Sale. Subject to Section 5(e)(v), if Apollo sells any of shares of Common Stock issued to it on the Closing Date to any Person other than to a member of the Apollo Group and other than in connection with a transaction which results in a Change in Control (each such redemption or sale being an “Apollo Sale”), the Company shall redeem, out of funds legally available therefor, a number of shares of Series A Preferred Stock equal to (x) the product of the Holder/Apollo Pro Rata Percentage multiplied by the aggregate net proceeds received by the Apollo Group in connection with the Apollo Sale divided by (y) the Liquidation Preference of a share of Series A Preferred Stock (rounded down to the number of whole shares of Series A Preferred Stock) (the “Aggregate Apollo Redemption Amount”). On the applicable redemption date, the Company shall redeem from each holder of shares of Series A Preferred Stock a number of whole shares of Series A Preferred Stock determined by multiplying the number of shares held by the holder by the quotient obtained by dividing the Aggregate Apollo Redemption Amount by the number of shares of Series A Preferred Stock outstanding immediately prior to such redemption for a per share purchase price equal to the Liquidation Preference Amount. For purposes of the foregoing, the “Holder/Apollo Pro Rata Percentage” shall mean (a) the aggregate Liquidation Preference Amount of the outstanding shares of Series A Preferred Stock as of the Closing Date divided by (b) the aggregate amount paid by Apollo for the shares of capital stock of Buyer acquired by it on the Closing Date.

(c) Mandatory Redemption. Subject to Section 5(e)(v), upon the Maturity Date, the Company shall redeem out of funds legally available therefor all (but not less than all) of the shares of Series A Preferred Stock then outstanding. Upon such date, each holder of shares of Series A Preferred Stock shall have the right to receive in respect of each share owned by such holder a sum equal to the Liquidation Preference Amount.

(d) Optional Redemption. Subject to Section 5(e)(v), at its option, the Company may redeem, in whole or in part, out of funds legally available therefor, the outstanding shares of Series A Preferred Stock at any time at a price equal to the then current Liquidation Preference Amount. In the case of a redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by the Company to be equitable.

(e) Redemption Mechanics and Restrictions.

(i) Redemption Notice. Notice of any redemption pursuant to Sections 5(b), 2(c) or 5 (d) (a “Redemption Notice”) shall be sent by or on behalf of the Company at least twenty (20) but not more than sixty (60) days prior to the date specified for redemption in such notice (the “Redemption Date”), by first class mail, postage prepaid, to all holders of record of shares of Series A Preferred Stock at their last address as they shall appear on the books of the Company; provided that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to holders to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state (A) whether such redemption is being made pursuant to an Apollo Sale, the optional redemption provisions or the mandatory redemption provisions, (B) the Redemption Date, (C) the aggregate number of shares of Series A Preferred Stock to be redeemed and, if less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the number of such shares to be redeemed from the applicable holder and (C) the place or places where certificates for such shares are to be surrendered for payment.

(ii) Redemption Payment. The Company shall redeem the shares of each holder of Series A Preferred Stock being redeemed pursuant to this Section 5 by making the applicable cash payments to such holder in respect of each share owned by such holder. Any and all dividends on shares redeemed in accordance with this Section 5 will cease to accrue on the date the redemption occurs.

(iii) Retirement of Shares. Any shares of Series A Preferred Stock redeemed pursuant to the provisions of this Section 5 shall be retired and given the status of authorized and unissued Company preferred stock, undesignated as to series, subject to reissuance by the Company as shares of Company preferred stock of one or more series, as may be determined from time to time by the Board.

(iv) Surplus Under DGCL. On any Redemption Date, the liquidation preference of any shares of capital stock of the Company shall not be included in “total liabilities” in connection with determining “surplus” under the DGCL.

(v) No Further Dividends; Miscellaneous. Notice having been mailed as provided herein, from and after the Redemption Date (unless default should be made by the Company in providing money for the payment of the redemption price), dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accrue and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with the redemption notice of the certificates for the shares to be redeemed, such shares shall be redeemed by the Company at the redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(vi) Restrictions on Redemptions. Notwithstanding anything to the contrary set forth herein, no shares of Series A Preferred Stock shall be redeemed under this Section 5: (a) at any time that such redemption is prohibited by the DGCL; or (b) at any time that the terms and provisions of any material contract or other material agreement of the Company or any of its subsidiaries in effect as of the Issue Date providing financing or working capital to the Company or any of its subsidiaries prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder.

6. No Voting Rights. Except as specifically set forth in the DGCL, the holders of shares of Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders, provided, however, the consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock shall be required for any action which: (a) alters or changes the rights, preferences or privileges of the Series A Preferred Stock in a manner adverse to the holders thereof; (b) increases or decreases the authorized number of shares of Series A Preferred Stock; (c) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges on parity or senior to the Series A Preferred Stock; or (d) amends or waives any provisions of the Company’s Certificate of Incorporation in a manner adverse to the holders of the outstanding shares of Series A Preferred Stock.

7. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of shares of Series A Preferred Stock.

8. Preemptive or Subscription Rights. No holder of shares of Series A Preferred Stock shall have any preemptive or subscription rights in respect of any securities of the Company that 1 may be issued.

9. No Other Rights. The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as expressly set forth in the Company’s Certificate of Incorporation, this Certificate or as otherwise required by law.

RESOLVED, FURTHER, that the Secretary of the Company be, and he hereby is, authorized, empowered and directed to execute an Certificate of Designation, Preferences and Rights of Series A Preferred Stock and that such Certificate be delivered to and filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 103 and Section 151(g) of the DGCL, both as amended.

* * * * *

IN WITNESS WHEREOF, UAP Holding Corp. has caused this Certificate of Designation to be executed by its duly authorized officer as of November 24, 2003.

UAP HOLDING CORP.

By:	/s/ Todd A. Suko
Name: Todd A. Suko
Title: Vice President